Exhibit 10.3

SUBLEASE

This Sublease (the “Sublease”) is made as of the 5th day of December, 2007, by and between Nuance Communications, Inc., a Delaware corporation (“Landlord”), and SERENA Software, Inc., a Delaware corporation (“Subtenant”).

W I T N E S S E T H:

WHEREAS, by Lease dated as of May 5, 2000, by and between Pacific Shores Development, LLC, a Delaware limited liability company (“Overlandlord”), as lessor thereunder, and Landlord, as lessee thereunder (the “Overlease”) (a redacted copy of which Overlease is attached as Exhibit A hereto, together with (i) the Memorandum of Commencement of Lease Term executed by Overlandlord and Landlord and (ii) an unsigned letter (the “Athletic Facility Letter”) dated March 25, 2002 re: Pacific Shores Center Athletic Facility Membership Allocations/Policies), Overlandlord leased to Landlord certain space (the “Premises”) consisting of the four-story building (the “Building”) containing approximately 141,180 rentable square feet located at 1900 Seaport Boulevard, Redwood City, California (described in the Overlease as Building 3 – Pacific Shores Center, Redwood City, California), and its appurtenances, all as more particularly described in the Overlease; and

WHEREAS, Subtenant desires to sublease from Landlord and Landlord desires to sublease to Subtenant, a portion of the Premises consisting of the second (2nd) floor of the Building and containing approximately 35,260 rentable square feet (hereinafter referred to as the “Subleased Premises”), a plan of which Subleased Premises is attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEMISE OF SUBLEASED PREMISES.

(a) Landlord hereby demises and subleases to Subtenant, and Subtenant hereby hires and takes from Landlord, exclusive possession of the Subleased Premises for the term and upon the conditions hereinafter set forth.

(b) Subtenant shall have, as appurtenant to the Subleased Premises, the non-exclusive right to use, in common with others, (i) the Building Common Area (as defined below) and (ii) the “Project Common Area” (the latter term shall refer to the “Common Area” defined in Section 2.02 of the Overlease). “Building Common Area” shall mean the areas of the Building devoted to non-exclusive uses (including, without limitation, the main lobby of the Building, fire vestibules, restrooms, mechanical areas, tenant and ground floor corridors, elevator foyers, electrical and janitorial closets, telephone and equipment rooms and other similar facilities maintained for the benefit of tenants and invitees) and necessary for the reasonable use and enjoyment of the Subleased Premises. Without the prior written consent of Subtenant, in Subtenant’s sole and absolute discretion, Landlord shall not grant exclusive use of the reception desk in the main lobby of the Building to any tenant of the Building. A plan of first floor delineating the approximate location of the public lobby and other facilities maintained for the benefit of tenants and invitees is attached hereto as Exhibit C to this Sublease.

2. TERM.

(a) Subject to the provisions of Section 10 herein, the term of this Sublease (the “Term”) shall commence on March 1, 2008 (the “Commencement Date”).

(b) The Term shall end on July 31, 2012 (the “Expiration Date”) or shall end on such earlier date upon which such term may be terminated pursuant to the provisions hereof or pursuant to law.

(c) Provided there is no then uncured default hereunder, Subtenant shall have access to the Subleased Premises prior to the Commencement Date beginning on the date (the “Early Access Date”) that the Conditions Precedent (as defined in Section 10 below) are satisfied for the purpose of constructing any Alterations (as defined in Section 6.03 of the Overlease) as may be approved in accordance with the terms of the Overlease and this Sublease and to operate Subtenant’s business, provided that such early access shall be subject to all of the terms and conditions of this Sublease and the Overlease, other than the payment of Fixed Rent (as defined in Section 4(a) below) and Direct Expenses (as defined in Section 4(b) below). Subtenant shall deliver to Landlord certificates of liability, casualty and workmen’s compensation insurance (all in accordance with the terms and provisions of the Overlease (except that the casualty policy shall be a “special form” policy ) prior to having any such early access. From and after the Early Access Date, Subtenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week.

3. SUBORDINATION TO AND INCORPORATION OF THE OVERLEASE.

(a) This Sublease is in all respects subject and subordinate to the terms and conditions of the Overlease and to the matters to which the Overlease, including any amendments thereto entered into with the consent of Subtenant (which consent shall not be unreasonably withheld, delayed or conditioned), is or shall be subordinate. Subtenant agrees that Subtenant has reviewed and is familiar with the Overlease, and will not do or suffer or permit anything to be done which would result in a default or breach (whether or not subject to notice or grace periods) on the part of Landlord under the Overlease or cause the Overlease to be terminated. If, however, the Overlease is terminated prior to its scheduled expiration, this Sublease shall likewise terminate. Notwithstanding anything to the contrary in this Sublease, Subtenant shall not be bound by, and this Sublease shall not be subject and subordinate to any portion of the Overlease that has been redacted.

(b) Except as otherwise expressly provided in this Sublease, the terms, covenants, conditions, rights, obligations, remedies and agreements of the Overlease are incorporated into this Sublease by reference and made a part hereof as if fully set forth herein and shall constitute the terms of this Sublease, mutatis mutandis, Landlord being substituted for “Lessor” thereunder, Subtenant being substituted for “Lessee” thereunder, and “Subleased Premises” being substituted for “Premises” thereunder, except to the extent that such terms do not relate to the Subleased Premises or are inapplicable to, or specifically inconsistent with the terms of this Sublease. For the purposes of incorporation by reference, the term “Commencement Date”, as used in the Overlease, shall mean the Commencement Date under this Sublease, the term “Lease Term”, as used in the Overlease, shall mean the Term under this Sublease, and the term “Expiration Date”, as used in the Overlease, shall mean the Expiration Date under this Sublease. If there is any inconsistency between the provisions of this Sublease and the provisions of the Overlease, the provisions of this Sublease shall prevail as between Subtenant and Landlord.

(c) The following provisions of the Overlease shall not be incorporated herein by reference and are expressly excluded from the terms of this Sublease (except to the extent expressly referenced and for the purposes used in this Sublease): Articles I through III, and Sections 4.01 through 4.07 (provided that the provisions of Section 4.07 shall be the source for determining what costs may be passed through to Subtenant as part of the Direct Expenses, as such term is defined in Section 4.(b) of this Sublease), 5.02(a), 5.03 through 5.05, 6.01, 6.02, 7.01, 7.03, Article VIII, Sections 9.01 (provided that the provisions of Section 9.01 shall be the source for determining what costs may be passed through to Subtenant as part of the Direct Expenses, as such term is defined in Section 4.(b) of this Sublease), 9.02, 9.04, the first sentence of Section 10.01, Sections 11.06, 12.03 (but only the requirement to notify the holder of any first mortgage or deed of trust and the last two sentences of Section 12.03), 16.01, 17.08, 17.15, 17.19, 17.22(b), 17.22(g), 17.24 and Exhibits A through H and Exhibits J, K, L and M; provided; however, that notwithstanding such non-incorporation, this Sublease remains subject and subordinate to all of the foregoing provisions as provided in Section 3(a) above.

(d) Subtenant shall have the right to use Subtenant’s Proportionate Share of licenses/memberships or usage rights to the Amenities/Athletic Facility, subject to the terms and conditions of the Overlease. Based on the Athletic Facility Letter, and subject to the provisions therein and the terms and conditions of the Overlease, Subtenant’s initial allocation of such licenses/memberships shall be 135.

4. RENT.

(a) From and after the Commencement Date, Subtenant shall pay to Landlord annual fixed rent (the “Fixed Rent”) in the amounts set forth on Schedule 4 attached hereto. Fixed Rent shall be payable in advance in the monthly installments forth on Schedule 4, pro-rated on a per diem basis in the case of any partial months during the Term. Except as otherwise set forth herein, each monthly installment of Fixed Rent shall be payable on or before the first day of each month, without notice or demand and without abatement, set-off or deduction.

(b) From and after the Commencement Date, Subtenant agrees to pay to Landlord, as additional rent hereunder, an amount equal to “Subtenant’s Proportionate Share” of the following costs and expenses arising from and after the Commencement Date: (i) the amount payable by Landlord pursuant to Section 4.05 of the Overlease, (ii) the amount payable by Landlord on account of real property tax (as defined in Section 9.01 of the Overlease) pursuant to Section 9.01 of the Overlease, and (iii) all costs and expenses of every kind and nature paid or incurred by Landlord in the operation, maintenance, repair and replacement of the Building and the

Building Common Area, including, without limitation, the utility costs described in Section 19 below (“Landlord’s Building Expenses”) (all such additional rent payable by Subtenant collectively referred to herein as “Direct Expenses”). There shall be excluded from the calculation of any management fee imposed by Landlord on Landlord’s Building Expenses any costs imposed on Landlord under the Overlease and passed on to Subtenant as part of Direct Expenses. In no event shall Landlord’s Building Expenses include any costs or insurance deductibles associated with the repair of any damage to the Building or the Building Common Area caused by casualty or condemnation; any real property tax directly related to tenant improvements constructed by or for the benefit of other subtenants of the Building; depreciation of the Building, Building Common Area or any equipment; real estate brokers’ commissions; costs and expenses paid directly by other subtenants of the Building; or capital expenditures except as provided in Section 6.05 of the Overlease as if such provision was incorporated by reference herein. For purposes of this Sublease, Landlord’s Building Expenses shall not include the cost of “Rent” payable by Landlord to Overlandlord under the Overlease since Landlord is recovering such costs from Subtenant through Fixed Rent, Direct Expenses, Subtenant Surcharges and other amounts payable under this Sublease, if any, (as it is the intent of the parties to avoid any “double charging” for such amounts). In the event the Building is not at least 95% occupied during any calendar year during the Term, then that portion of Landlord’s Building Expenses that vary based on occupancy shall be grossed up as if the Building were 95% occupied for such period. For purposes of this Sublease, “Subtenant’s Proportionate Share” shall be calculated by dividing the rentable square footage of the Subleased Premises subject to this Sublease (at the time in question) divided by the total rentable square footage of the Building. Initially, the Subtenant’s Proportionate Share is twenty-five percent (25%).

Subtenant shall pay Direct Expenses in monthly installments on the first day of each month in an amount set forth in a written estimate by Landlord. Landlord shall deliver to Subtenant a written estimate of the payments for Direct Expenses for the upcoming calendar year promptly upon receipt of such similar statements from Overlandlord, together with copies of the statements received from Overlandlord. Promptly upon Landlord’s receipt of any year-end statement from Overlandlord, Landlord shall furnish to Subtenant a similar statement (“Landlord’s Statement”) of the actual amount of Direct Expenses for the year. Within fifteen (15) days thereafter, Subtenant shall pay to Landlord, as Direct Expenses, or Landlord shall remit to Subtenant, as the case may be, the difference between the estimated amounts paid by Subtenant and the actual amount of Subtenant’s Proportionate Share of Direct Expenses for such period.

Subtenant shall have the right to review and adjust Landlord’s Statement in accordance with the procedures set forth in Section 4.08 of the Overlease, except that the first sentence of Section 4.08(b) shall be inapplicable and is not incorporated into this Sublease. Subtenant’s review shall be at a location in the San Francisco Bay area reasonably determined by Landlord. This paragraph shall survive the expiration or sooner termination of this Sublease.

(c) In addition to the Fixed Rent and Direct Expenses, Subtenant agrees to pay to Landlord all Subtenant Surcharges (as hereinafter defined) as additional rent hereunder as hereinafter provided. As used herein, the term “Subtenant Surcharges” shall mean any and all amounts which become due and payable by Landlord to the Overlandlord under the Overlease

(without additional charge or profit to Landlord) as “Additional Rent” (as such term is defined in the Overlease) which would not have become due and payable but for the acts and/or failures to act of Subtenant under this Sublease or which are otherwise attributable to the Subleased Premises, including, but not limited to: (i) any increases in the Overlandlord’s fire, rent or other insurance premiums resulting from any act or omission of Subtenant, and (ii) any additional rent or charges under the Overlease payable by Landlord on account of any other additional service as may be provided under the Overlease, or with the consent of the Overlandlord. Subtenant Surcharges shall not include any costs or charges that have been expressly excluded from other payment obligations of Subtenant under this Sublease. Subtenant shall pay any Subtenant Surcharge within fifteen (15) days after the presentation of the Overlandlord’s statements therefor by the Landlord to Subtenant.

(d) Any failure or delay by Landlord in billing any sum set forth in this Section 4 shall not constitute a waiver of Subtenant’s obligation to pay the same in accordance with the terms of this Sublease.

(e) Landlord shall promptly furnish to Subtenant a copy of each notice or statement from the Overlandlord affecting the Subleased Premises with respect to Subtenant’s obligations hereunder, including, without limitation, notices of default against Landlord and statements regarding Additional Rent (as defined in Section 4.05 of the Overlease). If Landlord, whether at its discretion or on behalf of Subtenant (pursuant to the prior written request of Subtenant under such rights as incorporated herein from Section 4.08 of the Overlease), disputes the correctness of any such notice or statement and if such dispute is resolved in Landlord’s favor, or if Landlord shall receive any refund of Direct Expenses or Subtenant Surcharges with or without a dispute, Landlord shall promptly pay to Subtenant any refund (after deducting from the amount of any such refund an equitable portion of all reasonable expenses, including court costs and reasonable attorneys’ fees, incurred by Landlord in resolving such dispute) received by Landlord in respect (but only to the extent) of any related payments of Direct Expenses, Subtenant Surcharges or other amounts made by Subtenant less any amounts theretofore received by Subtenant directly from the Overlandlord and relating to such refund; provided, however, that, if Landlord is required under the terms of the Overlease to pay such amounts pending the determination of any such dispute (by agreement or otherwise), Subtenant shall pay the full amount of the Fixed Rent, Direct Expenses and Subtenant Surcharges in accordance with this Sublease and the applicable Overlandlord’s statement or notice. Landlord shall also promptly remit to Subtenant, Subtenant’s Proportionate Share of any refunds, if any, paid by Overlandlord to Landlord pursuant to Section 4.07(b) of the Overlease to the extent that such refund is not otherwise exclusively attributable to rentable space (other than the Subleased Premises) in the Building. The provisions of this Section 4(e) shall survive the expiration or sooner termination of this Sublease.

(f) The Fixed Rent, Direct Expenses, Subtenant Surcharges and any other amounts payable pursuant to this Sublease shall be paid by Subtenant to Landlord at the address set forth for notices below, or at such other place as Landlord may hereafter designate from time to time in writing, in lawful money of the United States of America, by a good unendorsed check, subject to collection, as and when the same become due and payable, without demand therefor and without any deduction, set-off or abatement whatsoever. Any other amounts of additional rents and other charges herein reserved and payable shall be paid by Subtenant in the manner and to the persons set forth in the statement from Landlord describing the amounts due as applicable. All Subtenant Surcharges and all other costs, charges and expenses which Subtenant assumes, agrees or is obligated to pay to Landlord pursuant to this Sublease shall be additional rent and in the event of nonpayment thereof Landlord shall have all the rights and remedies with respect thereto as are herein provided for in case of nonpayment of the Fixed Rent reserved hereunder.

(g) Subtenant shall, within two (2) business days after the satisfaction of the Conditions Precedent, pay to Landlord the sum of $21,821.28 to be applied to the first full monthly installment of Fixed Rent due hereunder.

5. SECURITY DEPOSIT.

(a) Within five (5) business days after the satisfaction of the Conditions Precedent, Subtenant shall deliver to Landlord a security deposit (the “Security Deposit”) in the amount of Seventy Thousand Six Hundred Seventeen and 45/100 Dollars ($70,617.45) in cash or in the form of an unconditional, irrevocable standby letter of credit without documents, i.e., no obligation on Landlord’s part to present anything but a sight draft, with Landlord as beneficiary, drawable in whole or in part, providing for payment in Santa Clara County, California or San Francisco, California, on presentation of Landlord’s drafts on sight, providing for multiple draws and multiple successors and otherwise both from a bank and in a form acceptable to Landlord. The Security Deposit shall be held by Landlord as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease applicable to Subtenant. If Subtenant defaults with respect to any provision of this Sublease, including but not limited to the provisions relating to the condition of the Subleased Premises upon the Expiration Date, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Landlord may spend by reason of Subtenant’s default or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Subtenant’s default and Landlord may draw on all or any part of letter of credit Security Deposit and thereafter retain any unapplied portion as a cash Security Deposit. If any portion of the Security Deposit is so used or applied, Subtenant shall, within ten days after written demand therefor, deposit cash or a replacement letter of credit (in form and substance subject to the same requirements as the original letter of credit) with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Subtenant’s failure to do so shall be a material default and breach of this Sublease by Subtenant. The rights of Landlord pursuant to this Section are in addition to any rights which Landlord may have pursuant to Section 11 below. If Subtenant fully and faithfully performs every provision of this Sublease to be performed by it, the Security Deposit or any balance thereof shall be returned (without interest) to Subtenant within thirty (30) days after Sublease termination and after Subtenant has vacated the Subleased Premises. Failure of Subtenant to deliver a replacement letter of credit to Landlord at least forty-five (45) business days prior to the expiration date of any current letter of credit shall constitute a separate default entitling Landlord to draw down immediately and entirely on the current letter of credit and the proceeds shall constitute a cash Security Deposit.

(b) If, as of September 1, 2009, Subtenant is not then currently in default under this Sublease, then the amount of the Security Deposit shall be reduced to Forty-Seven Thousand Seventy-Eight and 30/100 Dollars ($47,078.30), and (i) if the Security Deposit is then in the form of a letter of credit, then on or after such date Subtenant may tender to Landlord a replacement letter of credit (in form and substance subject to the same requirements as the original letter of credit) in such reduced amount (in which case Landlord shall promptly upon such receipt return the existing letter of credit) or a certificate of amendment to the existing letter of credit amending the amount of the original letter of credit to such reduced amount, or (ii) if the Security Deposit is then in the form of cash, Landlord shall apply the amount by which the Security Deposit is reduced (i.e., $23,539.15) against the Fixed rent next due and owing from Tenant hereunder.

(c) If the Security Deposit has been reduced as provided in subsection (b) above, and if, as of March 1, 2011, Subtenant is not then currently in default under this Sublease, then the amount of the Security Deposit shall be further reduced to Twenty-Three Thousand Five Hundred Thirty-Nine and 15/100 Dollars ($23,539.15), and (i) if the Security Deposit is then in the form of a letter of credit, then on or after such date Subtenant may tender to Landlord a replacement letter of credit (in form and substance subject to the same requirements as the original letter of credit) in such further reduced amount (in which case Landlord shall promptly upon such receipt return the existing letter of credit) or a certificate of amendment to the existing letter of credit amending the amount of the then-current letter of credit to such further reduced amount, or (ii) if the Security Deposit is then in the form of cash, Landlord shall apply the amount by which the Security Deposit is reduced (i.e., $23,539.15) against the Fixed rent next due and owing from Tenant hereunder.

6. CONDITION OF SUBLEASED PREMISES. Landlord represents and warrants that the Subleased Premises shall be delivered on the Early Access Date to the Subtenant in the Delivery Condition (defined below), broom clean and free of all tenancies. Landlord shall deliver the Subleased Premises on the Early Access Date, together with all building systems and subsystems (including but not limited to the HVAC, gas, electrical, plumbing, sewer, lighting, sprinkler, fire safety, security, lighting, and ceiling), the roof, windows, doors, exterior walls, elevator, structural elements and foundation of the Building and the Building Common Area, in good condition, working order and repair and in compliance with all applicable laws (the “Delivery Condition”). Subtenant acknowledges that it enters into this Sublease without any representation or warranties by Landlord or anyone acting or purporting to act on behalf of Landlord, as to present or future condition of the Subleased Premises or the appurtenances thereto or any improvements therein or of the Building, except as otherwise expressly set forth herein. Subject to the foregoing, it is further agreed that Subtenant does and will accept the Subleased Premises “as is” in its present condition and Landlord has no obligation to perform any work therein or contribute to the cost of any work.

7. FAILURE OF OVERLANDLORD TO PERFORM OBLIGATIONS. Subtenant acknowledges and agrees that Landlord shall have no obligation to provide any services to the Subleased Premises or to perform the terms, covenants, conditions or obligations contained in the Overlease on the part of Overlandlord to be performed, except as otherwise set forth in this Sublease. Subtenant agrees to look solely to Overlandlord for the furnishing of such services and the performance of such terms, covenants, conditions or obligations. In the event that Overlandlord shall fail to furnish such services or to perform any of the terms, covenants, conditions or obligations contained in the Overlease on its part to be performed, Landlord shall be under no obligation or liability whatsoever to Subtenant for such failure (except to the extent such failure was caused by Landlord’s gross negligence), but Landlord shall, upon the request of Subtenant, use commercially reasonable efforts to compel Overlandlord’s performance and otherwise reasonably cooperate with Subtenant to enforce Overlandlord’s obligations. In any event, Subtenant shall not be allowed any abatement or diminution of rent under this Sublease because of Overlandlord’s failure to perform any of its obligations under the Overlease unless abatement is available under the Overlease.

8. CASUALTY AND CONDEMNATION. Notwithstanding anything to the contrary contained in this Sublease or in the Overlease, Subtenant shall not have the right to terminate this Sublease as to all or any part of the Subleased Premises, or be entitled to an abatement of Fixed Rent, Direct Expenses or any other item of rental, by reason of a casualty or condemnation affecting the Subleased Premises unless Landlord is entitled to terminate the Overlease or is entitled to a corresponding abatement with respect to its corresponding obligation under the Overlease. If Landlord is entitled to terminate the Overlease for all or any portion of the Subleased Premises by reason of casualty or condemnation, Subtenant may terminate this Sublease as to any corresponding part of the Subleased Premises by written notice to Landlord given at least five (5) business days prior to the date(s) Landlord is required to give notice to Overlandlord of such termination under the terms of the Overlease (provided Subtenant has received reasonable advance notice of such date(s)).

9. CONSENTS. In all provisions of the Overlease requiring the approval or consent of the “Lessor,” Subtenant shall be required to obtain the approval or consent of both Overlandlord and Landlord (which consent of Landlord shall not be unreasonably withheld, delayed or conditioned so long as the consent of Overlandlord has been obtained). In no event shall Landlord be liable for failure to give its consent or approval in any situation where consent or approval has been withheld or refused by Overlandlord, whether or not such withholding or refusal was proper. Notwithstanding the foregoing, Landlord and Subtenant shall cooperate in good faith to obtain any such consent of Overlandlord.

10. CONDITIONS PRECEDENT; CONSENT OF OVERLANDLORD TO THIS SUBLEASE. Landlord and Subtenant agree that this Sublease is subject to the following conditions precedent (the “Conditions Precedent”): (i) the execution and delivery of this Sublease by Landlord and Subtenant and (ii) Landlord obtaining the written consent (the “Consent”) of Overlandlord as provided in the Overlease and otherwise in a form reasonably acceptable to Landlord and Subtenant. It is expressly understood and agreed that notwithstanding anything to the contrary contained herein, the Term shall not commence, nor shall Subtenant take possession of the Subleased Premises or any part thereof, until the Consent has been obtained. Each of Landlord and Subtenant hereby agrees that it shall reasonably cooperate in good faith with the other and shall comply with any reasonable requests made of it by the other party or Overlandlord in the procurement of the Consent. In no event shall Landlord or Subtenant be obligated to make any payment to Overlandlord in order to obtain the Consent or the consent to any provision hereof, except as expressly provided in Article XI of the Overlease.

Notwithstanding anything to the contrary in this Sublease, if the Consent is not obtained within (i) ten (10) business days after submission thereof to Overlandlord by Landlord, then the Commencement Date shall be delayed, day-for-day, for each day of delay in receiving the Consent beyond such 10-business day period, and (ii) sixty (60) days after submission thereof to Overlandlord by Landlord, then each of Landlord and Subtenant shall have the right to terminate this Sublease effective upon written notice to the other.

11. DEFAULTS. Subtenant covenants and agrees that in the event that it shall default in the performance of any of the terms, covenants and conditions of this Sublease or of the Overlease, Landlord shall be entitled to exercise any and all of the rights and remedies to which it is entitled by law, including, without limitation, the remedy of summary proceeding, and also any and all of the rights and remedies specifically provided for in the Overlease, which are incorporated herein and made a part hereof, with the same force and effect as if herein specifically set forth in full, and that wherever in the Overlease rights and remedies are given to Overlandlord therein named, the same shall be deemed to refer to Landlord herein.

12. NOTICE. Whenever, by the terms of this Sublease, any notice, demand, request, approval, consent or other communication (each of which shall be referred to as a “notice”) shall or may be given either to Landlord or to Subtenant, such notice shall be in writing and shall be sent by hand delivery, reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address or addresses as may from time to time hereafter be designated by Landlord or Subtenant, as the case may be, by like notice):

(a) If intended for Landlord, to:	Nuance Communications, Inc.
One Wayside Road
Burlington, MA 01803
Attn: Director Global Ops/Real Estate

and

Nuance Communications, Inc.
One Wayside Road
Burlington, MA 01803
Attn: General Counsel

with a copy to:	Langer & McLaughlin, LLP
137 Newbury Street, Suite 700
Boston, MA 02116
Attn: Doug McLaughlin, Esq.

(b) If intended for Subtenant, to:	SERENA Software, Inc.
3445 NW 211th Terrace
Hillsboro OR 97124
Attn: Real Estate Manager

with a copy to:	(prior to the Commencement Date)
Serena Software, Inc.
2755 Campus Drive
San Mateo CA 94403
Attn: General Counsel

(after the Commencement Date) SERENA Software, Inc. 1900 Seaport Boulevard
Redwood City, CA 94063 Attn: General Counsel

All such notices shall be deemed to have been served on the date of actual receipt or rejection thereof (in the case of hand delivery), or one (1) business day after such notice shall have been deposited with a reputable overnight courier, or three (3) business days after such notice shall have been deposited in the United States mails within the continental United States (in the case of mailing by registered or certified mail as aforesaid).

13. BROKER. Each of Landlord and Subtenant represents and warrants to the other that it has not dealt, either directly or indirectly, with any broker in connection with this Sublease other than Newmark Knight Frank and Colliers Parrish (collectively, the “Broker”) and Landlord shall be solely responsible for all fees of the Broker pursuant to a separate written agreement. Each of Landlord and Subtenant shall indemnify the other from and against any and all loss, costs and expenses, including reasonable attorney’s fees, incurred as a result of a breach of such representation and warranty.

14. COUNTERPARTS. This Sublease may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. QUIET ENJOYMENT. Landlord agrees that, upon Subtenant’s paying the Fixed Rent, Direct Expenses, Subtenant Surcharges, additional rent and other charges herein reserved, and provided Subtenant is not in default hereunder (beyond any applicable notice and cure period), Subtenant shall and may peaceably hold and enjoy the Subleased Premises during the term of this Sublease, without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Sublease and to the terms and conditions of the Overlease and all matters to which the Overlease is or may be subject.

16. PARKING. Subtenant shall have the right to use a number of parking spaces equal to Subtenant’s Proportionate Share of the total parking spaces allocated to Landlord under the Overlease. Said parking spaces shall be on a non-designated basis. Landlord shall not grant to any other subtenant of the Building more than such subtenant’s proportionate share of the total parking spaces allocated to Landlord under the Overlease. Subject to the foregoing, Landlord shall act in good faith to facilitate the availability of the parking spaces allocated to Subtenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Building, the Project and guests, visitors, invitees and users of the Building and the

Project amenities; provided, however, if after the Commencement Date Subtenant demonstrates to Landlord’s satisfaction there is significant interference with Subtenant’s ability to park in the vicinity of the Building, then at Subtenant’s written request to Landlord, Landlord shall request on behalf of Subtenant that Overlandlord designate Subtenant’s Proportionate Share of certain parking spaces in the vicinity of the Building as reserved for Subtenant and/or Subtenant’s visitors, subject to Subtenant paying the cost of same.

17. SIGNAGE. Subtenant shall have the right, at no cost to Landlord, to Subtenant’s Proportionate Share of any building-standard exterior monument (including monument signage in the parking lot and at the front of the Building) and Building directory signage afforded to Landlord under the Overlease. Additionally, Subtenant shall have the right, at no cost to Landlord, to install signage in the second floor of the Building that is visible from the lobby area of the first floor of the Building. Without the prior written consent of Subtenant, in Subtenant’s sole and absolute discretion, Landlord shall not grant exclusive right to any signage in the main lobby of the Building to any tenant of the Building.

18. REPRESENTATIONS AND WARRANTIES OF LANDLORD. Landlord represents and warrants that as of the date of this Sublease (a) the copy of the Overlease attached hereto as Exhibit A is a true and complete copy of the Overlease and except as set forth therein or herein, there are no additional amendments, modifications or other agreements between Landlord and the Overlandlord with respect to the Subleased Premises, (b) the Overlease is in full force and effect, (c) Landlord has not received written notice from Overlandlord that Landlord is in default of the Lease, except for any default which has heretofore been cured, (d) to the best of Landlord’s knowledge there are no defaults on the part of either the Overlandlord or Landlord under the Overlease and no event has occurred which, with the giving of notice and the passage of time, would constitute a default under the Overlease, (e) Landlord is in full and complete possession of the Subleased Premises and has not assigned or sublet any portion of the Subleased Premises, (f) Landlord has not previously sold, transferred, assigned or encumbered the Landlord’s interest in the Subleased Premises, and (g) to the best of Landlord’s knowledge neither Landlord nor Landlord’s employees, agents or contractors have released any Hazardous Materials on the Subleased Premises in violation of law. In no event shall Subtenant be responsible for any remediation of Hazardous Materials identified in Exhibit “I” of the Overlease which were at the Building prior to the commencement date of the Overlease or were released by Landlord or its employees, agents or contractors at the Building, except to the extent that the same are exacerbated by the negligence or willful misconduct of Subtenant or its employees, agents, contractors, invitees or licensees.

19. LANDLORD’S BASIC SERVICES TO SUBTENANT. Landlord shall, during Subtenant’s occupancy of the Subleased Premises, furnish:

(a) hot and cold water at the existing points of supply provided for kitchen, coffee bar, drinking, lavatory and toilet purposes;

(b) during the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays (“Building Hours”), central heat and air conditioning at such temperatures and in such amounts as are reasonably considered to be standard for similarly situated buildings in the San Francisco Bay area or as may be permitted or controlled by law and rules and regulations. If Subtenant desires HVAC service during non-Building Hours, Subtenant shall provide not less than 4 hours advance notice to Landlord’s designated HVAC contact. For any such non-Building Hours HVAC service, Subtenant shall pay for such service on an hourly basis at the rate then established by Landlord, as the same may be reasonably adjusted by Landlord from time to time during the Term. The initial rate for such non-Building Hours HVAC service is $150.00 per hour;

(c) routine maintenance, repairs, and exterior maintenance (including both the exterior side and the interior side of the curtain wall’s glass and glazing, and window washing), painting and electric lighting service for all public areas of the Building in the manner and to the extent deemed by Landlord to be standard for a first-class office building;

(d) janitorial service on a five (5) day week basis, excluding holidays. Landlord shall not be required to provide janitorial services to above standard improvements installed in the Subleased Premises by Subtenant. Upon thirty (30) days prior written notice to Landlord, Subtenant may elect to provide its own janitorial service to the Subleased Premises (provided, however, the service provider selected by Subtenant shall be subject to the reasonable approval of Landlord), and during any period in which Subtenant provides its own janitorial service to the Subleased Premises as herein allowed, Landlord’s Building Expenses allocated to Subtenant shall be adjusted to exclude janitorial costs allocable to the Subleased Premises (but not for any janitorial costs allocable to any Building Common Areas;

(e) an electrical system to convey power delivered by public utility providers selected by Landlord in amounts sufficient for normal office operations during normal office hours; and

(f) public elevator service serving the floors on which the Subleased Premises are situated, 8:00 a.m. to 6:00 p.m. Monday through Friday, except for national holidays; provided, however, that during non-Building Hours, public elevators shall be available to Subtenant and its employees and invitees as follows: elevators operate via card readers in the elevators which can be programmed by floor, date and time to require card keys for access twenty four hours a day, seven days a week.)

Because utility consumption within the Subleased Premises is monitored by master meters for the Building, Landlord shall have the right (but not the obligation), to conduct a survey of electrical use by all of the tenants in the Building. If, in Landlord’s reasonable judgment, Subtenant’s use of electricity and/or air conditioning is in excess of normal office use or outside of normal office hours, Subtenant shall pay to Landlord, as a Subtenant Surcharge within fifteen (15) days after billing (accompanied by supporting documentation), Landlord’s reasonable estimation of the additional costs of such usage (without profit or overhead to Landlord). Subtenant agrees to reply to Landlord’s request for a survey of electrical and air conditioning uses in the Subleased Premises.

20. MAINTENANCE AND REPAIR BY LANDLORD. Except as provided in Section 21 below, Landlord shall comply in all respects with its maintenance and repair obligations under Section 6.01 of the Overlease and, subject to the provisions of Section 7 above, use reasonable efforts to cause Overlandlord to perform its maintenance and repair obligations under Sections 6.01 and 6.02 of the Overlease.

Should Landlord default (as provided in Section 12.03 of the Overlease, as the same is incorporated in this Sublease as hereinbefore provided) with respect to its obligation to make any of the repairs assumed by it hereunder with respect to the Building, Subtenant shall have the right to perform such repairs and Landlord agrees that within thirty (30) days after written demand accompanied by detailed invoice(s), it shall pay to Subtenant the cost of any such repairs together with accrued interest from the date of Subtenant’s payment at the Agreed Rate (as defined in the Overlease). Landlord shall not be liable to Subtenant, its employees, invitees, or licensees for any damage to person or property, and Subtenant’s sole right and remedy shall be the performance of said repairs by Subtenant with right of reimbursement from Landlord of the reasonable fair market cost of said repairs, not exceeding the sum actually expended by Subtenant, together with accrued interest from the date of Subtenant’s payment at the Agreed Rate, provided that nothing herein shall be deemed to create a right of setoff or withholding by Subtenant of Fixed Rent or Additional Rent or any other amounts due herein. Subtenant hereby expressly waives all rights under and benefits of Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect to make repairs and offset the cost of same against rent or to withhold or delay any payment of rent or any other of its obligations hereunder as a result of any default by Landlord under this Section 20.

21. MAINTENANCE AND REPAIR BY SUBTENANT. Subtenant shall maintain and repair the interior of the Subleased Premises and keep the same in good condition, except for (i) ordinary wear and tear, (ii) damage to the Subleased Premises by fire, earthquake, act of God or the elements, (iii) damage caused by Landlord or Overlandlord, (iv) latent defects of improvements in the Subleased Premises constructed by Landlord or Overlandlord, (v) structural portions of the Premises, (vi) the items to be provided or maintained by Landlord under this Sublease, and (vii) the items to be provided or maintained by Overlandlord under the Overlease. Subtenant’s obligation shall include, without limitation, the obligation to maintain and repair all interior walls, floors, ceilings and fixtures within the Subleased Premises, and to repair all damage caused by Subtenant, its agents, employees, invitees and licensees to the utility outlets and other improvements within the Subleased Premises. Subtenant shall repair all damage caused by removal of Subtenant’s movable equipment or furniture or the removal of any Alterations permitted or required by Landlord, all as provided in this Sublease. Notwithstanding anything to the contrary in this Sublease or the Overlease, as incorporated herein, in no event shall Subtenant have any obligation to remove any Alterations existing in, on or about the Building or Premises that were not constructed by Subtenant or that were existing as of the Early Access Date.

22. LANDLORD’S COVENANTS. Landlord shall (i) perform and observe all of the terms and conditions of the Overlease as “Lessee” thereunder, except as otherwise set forth in this Sublease; (ii) not modify, amend or waive any provisions thereof, or make any election, exercise any option, right or remedy, or grant any consent or approval thereunder, or terminate the Overlease without, in each instance, Subtenant’s prior written consent, which consent shall not be unreasonably withheld, denied or conditioned and which consent shall be deemed granted if Subtenant fails to respond, within five (5) business days following receipt or refusal to accept receipt, to Landlord’s written notice requesting Subtenant’s consent (which notice shall be given only by certified mail, postage pre-paid, return receipt requested); provided, however, that if any such modification, amendment or waiver would increase Subtenant’s monetary obligations under this Sublease, or otherwise materially increase Subtenant’s obligations, or materially decrease Subtenant’s rights under this Sublease (including, without limitation, by termination of the Overlease), then Subtenant shall have the right to withhold its consent in Subtenant’s sole and absolute discretion, and further provided in such instance that that Subtenant’s consent shall be deemed withheld if Subtenant fails to respond, within five (5) business days following receipt or refusal to accept receipt, to Landlord’s written notice requesting Subtenant’s consent (which notice shall be given only by certified mail, postage pre-paid, return receipt requested).

22. ALTERATIONS.

(a) To the extent not reasonably anticipated by Landlord to be allocated to Alterations to be performed by or on behalf of Landlord (as opposed to Alterations to be performed by or on behalf of other subtenants in the Building), Subtenant shall be entitled to not less than Subtenant’s Proportionate Share of the $100,000, non-Overlandlord consent alteration amount (as set forth in Section 6.03 of the Overlease) during each year of the Term.

(b) Notwithstanding any provision of this Sublease to the contrary, if Overlandlord agrees in writing that any Alterations installed by Subtenant may remain in the Subleased Premises upon the expiration of the Sublease, Landlord shall have no right to require Subtenant to remove those Alterations upon the expiration or earlier termination of the Sublease unless such expiration or earlier termination in connection with a default by or on behalf of Subtenant.

[signatures on following page]

IN WITNESS WHEREOF, Landlord and Subtenant herein have duly executed this instrument on the day and year first above written.

LANDLORD:	NUANCE COMMUNICATIONS, INC.

	By:	/s/ Richard S. Palmer
	Name:	Richard S. Palmer
	Its:	SVP

SUBTENANT:	SERENA SOFTWARE, INC.

	By:	/s/ Robert Pender Jr.
	Name:	Robert Pender Jr.
	Its:	CFO, SVP

SCHEDULE 4

FIXED RENT SCHEDULE

Year	Annual Fixed Rent		Monthly Fixed Rent
March 1, 2008 thru February 28, 2009	$261,855.40		$21,821.28
March 1, 2009 thru February 28, 2010	$261,855.40		$21,821.28
March 1, 2010 thru February 28, 2011	$272,010.28		$22,667.52
March 1, 2011 thru February 28, 2012	$282,469.80		$23,539.15
March 1, 2012 thru July 31, 2012	$122,184.63	*	$24,436.93

*	-Prorated amount based on a five (5) months partial year.

EXHIBIT A

OVERLEASE

[attached]

EXHIBIT B

PLAN OF SUBLEASED PREMISES

[attached]

EXHIBIT C

PLAN OF FIRST FLOOR SHOWING THE PUBLIC LOBBY

[attached]